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                                  SCHEDULE 14A/A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

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/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/ /  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
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            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
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     Item 22(a)(2) of Schedule 14A.
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     14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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

March 8, 1995

Dear Fellow Shareholder:

We are pleased to present your company's 1994 Annual Report, as well as the Proxy Statement for the 1995 Annual Meeting of Shareholders, which will be held April 11, 1995.

When I joined the Trust in 1993, I performed an exhaustive study to determine the value of First Union by visiting every property and analyzing each market. This extensive review revealed the opportunity for creation and enhancement of the Trust's future value. Accordingly, I set my sights on rebuilding our company with a new management team. We began in earnest in 1994 when I became Chairman and CEO.

As you review the 1994 Annual Report, I hope you will appreciate the considerable progress the new management team has made during the past year to improve the future of the Trust's stock performance and to enhance shareholder value. I remind you that in the short time the new team has been pursuing its plan, the Trust's shareholders' equity has increased 28% and per share book value has increased 23% primarily resulting from the sale of non-strategic properties in the first quarter of 1995. The benefit shareholders receive from these improvements will come from the Trust's ability to raise additional capital to grow the company through asset acquisition, which in time will provide greater earnings from which to distribute future dividends.

In 1995, the management team is continuing to implement its strategically sound business plan, which emphasizes:

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      -      Improving the performance and occupancy of our existing
             portfolio;
      - Targeting capital improvements that will meet minimum investment return criteria;
      - Executing acquisitions and property sales aimed at reallocating capital from lower-performing assets to those that will achieve greater returns;
      - Reducing the debt levels and related interest expense of the Trust; and
      - Intensifying our management training to support our growth plans.
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Management and your Board of Trustees are confident that this strategy will generate significant growth in 1995 and beyond.

As you consider the election of Trustees, I wish to point out the outstanding credentials and public company operating experience of Stephen R. Hardis and E. Bradley Jones, my fellow nominees for re-election to the Board of Trustees. Collectively, your Board is committed to the fiduciary responsibility it has to you, our shareholders.

          55 Public Square - Suite 1900 - Cleveland, Ohio 44113 - 216 / 781-4030

Fellow Shareholder
March 8, 1995
Page 2 of 2

Mr. Hardis is Vice Chairman and Chief Financial and Administrative Officer of Eaton Corporation -- a world leader serving the automotive, industrial, commercial and defense markets, with $4 billion in annual sales. He brings to First Union the insights of a distinguished 35-year career plus service on the boards of KeyCorp, Progressive Companies, and Nordson Corporation. Page two of the 1995 Proxy Statement documents in greater detail Mr. Hardis' impressive credentials.

Mr. Jones, meanwhile, is a Trustee of Fidelity Funds and a Director of TRW Inc., Consolidated Rail Corporation, NACCO Industries, Inc. and other major public companies. Mr. Jones is the former Chairman and Chief Executive Officer of Republic Steel Corporation. After Republic's merger with LTV Corp., he also led LTV's steel company during a transitional period. Page two of the 1995 Proxy Statement discusses in greater detail Mr. Jones' distinguished professional career.

I hope you will agree that Messrs. Hardis and Jones complement my own background of 23 years of real estate experience, including 15 years in development, construction and operation of retail and residential properties. Page three of the 1995 Proxy Statement contains my complete biographical summary.

Please demonstrate your endorsement of our existing business plan by casting your vote on management's WHITE PROXY CARD for Messrs. Hardis and Jones and myself.

Sincerely,
James C. Mastandrea
Chairman & Chief Executive Officer
                                   IMPORTANT

       1) Be sure to vote only on management's WHITE PROXY CARD. We urge you not to sign any other color proxy card.

       2) If you have any questions about voting your shares or want further information, please contact us or our proxy solicitor.

                      FIRST UNION REAL ESTATE INVESTMENTS
                 THOMAS T. KMIECIK, VICE PRESIDENT -- TREASURER
                  (800) 394-4030 OR COLLECT AT (216) 781-4030

                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                  (800) 346-7885 OR COLLECT AT (201) 896-1900